Exhibit 10.2

LOFTUSGROUP LLC

Management and Financial Consultants

15 Lafayette Court, Suite 6C

Greenwich, CT  06830

Tel: 203-863-9005 Fax: 203-629-2243

ExpressJet Holdings, Inc.

March 17, 2008

This letter will set forth the terms of the agreement pursuant to which ExpressJet Holdings, Inc. (the “Client”) retains LoftusGroup LLC (“LoftusGroup”) to provide consulting services to the Client.

1.		Engagement. The Client hereby retains LoftusGroup to provide the consulting and advisory services (“Services”) described in Attachment A.
2.		Compensation and Reimbursement of Expenses.
a)

In connection with the Services to be rendered, the Client agrees to pay LoftusGroup LLC the following amounts:

$2,800 per eight (8) hour day for each Managing Director or Senior Consultant, including without limitation, W. Loftus, including travel time, adjusted ratably for fractions of days, and billed in quarter hours.

$2,000 per eight (8) hour day for each Consultant, including travel time, adjusted ratably for fractions of days, and billed in quarter hours.

$1,200 per eight (8) hour day for each Associate, including travel time, adjusted ratably for fractions of days, and billed in quarter hours.

Travel time outside of normal business hours will be billed at 50% of the above rates.

b)

Reimbursement of disbursements shall be paid to LoftusGroup with each invoice.  These disbursements shall include, but not be limited to, reasonable expenses for travel, lodging, meals and telephone. Disbursements will be charged to Client at LoftusGroup’s cost.

	c)	LoftusGroup will render a weekly invoice for its work which is due and payable on receipt thereof, by wire transfer to its bank account as per wiring instructions included on the invoice.

3.

Term and Termination.  LoftusGroup’s engagement may be terminated in writing by the Client at any time, for any reason, or no reason whatsoever.  LoftusGroup may terminate this engagement at any time, for any reason or no reason whatsoever, upon written notice to the Client.  In either case, all professional fees and all disbursements actually incurred as of the termination date shall be paid within ten (10) days of such termination.

4.

Indemnity.  The Client agrees to indemnify LoftusGroup and its owners, officers, directors, employees, consultants, independent contractor and agents, including, without limitation, W. Loftus (collectively, the “LoftusGroup Indemnitees”) against, and to hold the LoftusGroup Indemnitees harmless from, any and all losses, claims, damages, liabilities and expenses, including without limitation, reasonable attorneys’ fees for the LoftusGroup Indemnitees, and all reasonable expenses actually incurred by the LoftusGroup Indemnitees in investigating, preparing for, or defending against any litigation commenced, or any third-party claim (and any and all amounts paid in settlement of any such litigation or claim with the client’s prior written consent, which shall not be unreasonably withheld) to which LoftusGroup Indemnities (or any of them) may become subject under any statute, under common law, or otherwise relating to, based upon, or arising out of  LoftusGroup’s services performed under this Agreement and the breach of any covenant, representation or warranty by the Client contained in this Agreement.

5.

Exculpation.  Neither LoftusGroup nor any owner, officer, director, employee, independent contractor or agent of LoftusGroup, including, without limitation, W. Loftus, shall be subject to any liability to the Client or to any officer, director, employee or stockholder of the Client, for any act or omission in the course of, or in connection with, the rendering or providing of services or advice hereunder, unless LoftusGroup or any owner, officer, director, employee, independent contractor or agent of LoftusGroup is found in a final judgment by a court of competent jurisdiction not subject to further appeals, to have committed willful misfeasance, gross negligence or reckless disregard of its obligations or duties hereunder.

6.

Covenant.  During the term of this Agreement, and for two years thereafter, the Client will not directly or indirectly, for itself or any other person without the prior written consent of W. Loftus (a) induce, or attempt to induce, any consultant or employee of LoftusGroup other than W. Loftus (“Loftus People”) to leave the employ of LoftusGroup; (b) in any way interfere with the relationship between LoftusGroup and any of the Loftus People; or (c) hire or engage any Loftus People as employees, independent contractor, directors, officers, consultants or otherwise.

7.

Conflicts.  Client hereby acknowledges that LoftusGroup is in the business of (i) providing consulting services (of the type contemplated by this Agreement and otherwise) to others, and (ii) engaging for its and/or their account in activities similar to those contemplated hereunder of which Client may now or hereafter undertake.  Nothing herein contained shall be construed to limit or restrict LoftusGroup in conducting such business with respect to others or for its own account, or in rendering such services or advice to others; provided however, LoftusGroup will not undertake any engagement in direct conflict with the Services.

8.

Confidentiality.  In connection with the Services, the Client or its representatives may disclose orally or in writing information that is confidential to the Client.  To protect the confidentiality of such information, and as a condition to the furnishing of such information, LoftusGroup agrees, as set forth below, to treat confidentially all such information furnished to or otherwise received by LoftusGroup or its representatives from the Client or on its behalf (herein collectively referred to as the “Confidential Information”).  For purposes of this agreement, the phrase “Confidential Information” will not include information that (a) becomes lawfully available to the public other than as a result of a disclosure by LoftusGroup or its representatives, (b) was lawfully available to LoftusGroup on a non-confidential basis prior to its disclosure to the Client or its representatives by the Client or on its behalf or (c) lawfully becomes available to LoftusGroup on a non-confidential basis from a source other than the Client or the Client’s representatives or agents, provided that such source is not bound by a confidentiality agreement with the Client of which LoftusGroup has been made aware.  The Client has no obligation to furnish Confidential Information to LoftusGroup or its representatives by virtue of this agreement.  The Confidential Information will not be disclosed by LoftusGroup or its representatives, except to the extent the Client has given its prior written consent.  Notwithstanding anything to the contrary contained herein, LoftusGroup and its representatives shall be permitted to disclose any Confidential Information to the extent the disclosure of such information is required in any court proceeding, by any governmental authority or by applicable law; provided, however, that LoftusGroup and its representatives shall use their best efforts to give the Client reasonable advance notice of such required disclosure to enable the Client, at its sole expense, to prevent or limit such disclosure.  This Section 8 will survive the termination of this Agreement for a period of two (2) years.

9.		Miscellaneous.
a)

No Agency.  For the purposes of our relationship, LoftusGroup shall be deemed to be acting as an independent contractor.  LoftusGroup will not hold itself out or act as agent for the Client or contract any debt or obligation in the Client’s name without the Client’s written consent.

b)

Notices.  Except for any notice required under applicable law to be given in another manner, any and all notices, elections, demands or requests permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, election, demand or request, and shall be delivered personally, by telegram, or sent by registered, certified or Express United States mail, postage prepaid, or by Federal Express or similar service requiring a receipt, to the recipient party at the address stated above, or at such other address as any party may designate in writing as provided herein.  The date of receipt of such notice, election, demand or request shall be the earliest of (i) the date of actual receipt, (ii) three (3) days after the date of mailing by registered or certified mail, (iii) one (1) day after the date of mailing by Express Mail or the delivery (for redelivery) to Federal Express or another similar service requiring a receipt, or (iv) the date of personal delivery (or refusal upon presentation for delivery).

c)

Governing Law.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Connecticut. The state or federal courts located in Connecticut shall have exclusive jurisdiction to hear and determine any claims or disputes pertaining to this engagement; PROVIDED THAT any appeals from those courts may have to be heard by a court located outside of  Connecticut.  The parties expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and waive any objection which they may have based upon lack of personal jurisdiction, improper venue or FORUM NON CONVENIENS and hereby consent to the granting of such legal or equitable relief as is deemed appropriate by such court.

d)

Entire Agreement-No Oral Modification.  This is the entire Agreement relating to this engagement other than as expressly set forth herein and supersedes any previous Agreements between the parties hereto.  This Agreement may be changed only by a writing signed by both of us.

If the above accurately reflects our understanding, this letter agreement should be signed by you in the space provided below and the copy returned for our files.

Sincerely,

Loftus Group LLC
Accepted and Agreed to this 17th day of March, 2008	/s/William F. Loftus
William F. Loftus Managing Director

EXPRESSJET HOLDINGS, INC.
/s/Scott R. Peterson
Scott R. Peterson Vice President

ATTACHMENT A

Scope of Engagement

•

Customary preparation for and attendance at the meetings of the Client’s Board of Directors.  Unless otherwise requested by the Client’s Board, this agreement is for the personal services of William Loftus.

•	Such analysis and advisory services relating to the Client’s operating and financial strategies as the Board of Directors of Client may request from time to time.